Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Receives US EPA Product Registration for Use of the High-Level (Hospital) Disinfectant EcaFlo(R) Anolyte

Wednesday August 20, 9:54 am ET

EPA Product Registration

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Integrated Environmental Technologies, Ltd. (OTCBB: IEVM ) announced today that it has received its product registration for EcaFlo® Anolyte from the United States Environmental Protection Agency (“EPA”). This registration process has been completed in order to make important marketing and efficacy claims about the Company’s EcaFlo® Anolyte product and its ability to be used as a high-level (hospital) disinfection/antimicrobial product. Additionally, other business models are now allowed because this registration permits the distribution of EcaFlo® Anolyte by container, as well as for use on-site where produced. The US EPA has conducted thorough investigations of the scientific data relative to EcaFlo® Anolyte, as well as requiring a full battery of independent, yet Company-sponsored, lab testing which was performed by fully-certified, EPA-approved labs. Based on the results of this extensive research, Integrated Environmental Technologies, Ltd. (“IET”) has been granted its registration of EcaFlo® Anolyte. This product is a highly effective, “green” biocide that may be used for hard-surface disinfection for many applications, including medical, dental, veterinary, schools, gyms and sports equipment; bacteria control for food safety; oil and gas; water treatment; and infection control.

The Company’s President, Mr. William E. Prince, stated “The process of putting our EcaFlo® equipment and solutions up for complete and total inspection with the US EPA has been a long and painstaking process. While no EPA requirement for registration existed when we initiated the application process, we realized the importance of obtaining the EPA’s product registration number through conversations with major oil and gas industry service companies and other potential customers in the food safety and healthcare markets. Although the field of electro-chemical activation (“ECA”) technology has existed for more than 40 years, others in this field never approached the EPA or sought registration for these types of Anolyte solutions because of the necessity of the equipment to reliably deliver the solutions in the consistent, repeatable manner needed to meet and pass the battery of various EPA product registration tests. Through persistence, perseverance, cooperation and communication with the EPA about this technology, we now have the coveted EPA registration. IET continues to be the worldwide leader in advancing the field of “ECA” technology, with our EPA registration being the first of its kind, ever.” Prince added, “Just as we have been secure in the knowledge that EcaFlo® Anolyte is the best choice for efficacy in controlling unwanted microorganisms in an environmentally-responsible manner, our EcaFlo® Anolyte has now been thoroughly explored by the EPA, and awarded this important ‘safety’ and ‘efficacy’ recognition. We are gratified – to say the least.”

“Our shareholders, our current customers, and many potential users of IET products have been awaiting this step in our progress,” Prince further stated, “and we expect our sales to take a strong step forward. The registration process has been long and expensive, but an event this important for our Company, and the environment, does not come easily or without extensive critical scientific and regulatory review.”

Forward-Looking Statements: The statements in this press release regarding the EPA registration of EcaFlo® Anolyte, future sales of EcaFlo® equipment, future opportunities and any other effect, result or aspect of the sales and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of EcaFlo® equipment and/or solutions, actual revenues to be derived as a result of any current or pending agreement, applicability of IEVM’s technology, costs, delays, and any other difficulties related to IEVM’s business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. IEVM undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information on IET’s products, please visit: www.ietusa.net

For more information on IEVM’s Investor Relations, please visit: www.ietltd.net

Contact:
Integrated Environmental Technologies, Ltd.
William E. Prince, President and CEO
843-390-2500; 843-390-3900 Fax;
president@ietltd.net

Source: Integrated Environmental Technologies, Ltd.